UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 27, 2007

BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	0001260793	56-2356626
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Boston Capital Corporation
One Boston Place, Suite 2100
Boston, MA 02108-4406

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:  (617) 624-8900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Borrowing under Credit Facility and Pay-Off of Mezzanine Debt

On December 27, 2007, Boston Capital Real Estate Investment Trust, Inc. (the “Company”) borrowed approximately $7,946,104.15 (the “Borrowing”) under its existing $45 million credit facility (the “Credit Facility”) with Wachovia Bank, National Association (“Wachovia”).  As permitted by the terms of the Credit Facility, the initial maturity date under the Credit Facility was recently extended from January 1, 2008 to July 1, 2008.  The Borrowing matures 90 days after the date of the Borrowing unless extended pursuant to the terms, and subject to the conditions, of the Credit Facility.  The Company used the Borrowing to make a loan in the principal amount of $7,946,104.15 on December 27, 2007 to one of the Company’s joint venture entities, BC-GFS, LLC (the “Joint Venture Entity”), to finance the Joint Venture Entity’s pay off in full of the mezzanine debt encumbering the Company’s Seattle communities.

The Company’s loan to the Joint Venture Entity bears interest at the lesser of (i) the base rate (which is, for any day, a fluctuating rate per annum equal to the higher of the (a) federal funds rate plus one-half of one percent and (b) the prime rate for such day as publicly announced from time to time by Wachovia), plus 100 basis points or (ii) the highest lawful rate per annum, compounded monthly.  Interest on the principal balance of the loan is due and payable on the first day of each calendar month beginning on January 1, 2008.  The Company’s loan to the Joint Venture Entity bears interest at the same rate as the Company’s Borrowing under the Credit Facility.

The entire outstanding principal amount of the Company’s loan to the Joint Venture Entity, together with interest and other charges as may be due thereunder, is due and payable on the earlier of (i) April 30, 2008, (ii) the dissolution of the Joint Venture Entity, (iii) the sale of all or any portion of the Company’s Seattle communities, (iv) the closing of the Company’s merger with BC Acquisition Sub, LLC, an affiliate of BPG Properties, Ltd. (the “Merger”) or (v) the occurrence of an event of default under the loan.

The Company expects that the loan to the Joint Venture Entity will be paid off in full at the time of the closing of the Merger.

Refinancing of First Mortgage Debt

On January 1, 2008, the Company refinanced the first mortgage debt encumbering each of its Seattle communities to convert the interest rates on such debt from fixed rate interest to variable rate interest.  Prior to the refinancing, the principal amounts outstanding under the fixed rate first mortgage debt encumbering the Company’s Seattle communities were as follows: (i) Alderwood: $9,210,000, (ii) Ridgegate:  $7,420,000, (iii) Ridgetop:  $9,690,000 and (iv) Wellington:  $11,530,000.  In connection with the refinancing, the principal amount outstanding under each fixed rate loan was repaid in full and re-borrowed in the same principal amount in the form of a variable rate loan.

Each variable rate loan was funded by a discount mortgage backed security (the  “DMBS”) having a term of 30 days, which was issued on January 1, 2008.  The entire principal amount of each variable rate loan is due and payable on the earlier of (i) January 1, 2013, and (ii) the maturity date of the DMBS, which is 30 days from the January 1, 2008 issuance date of the DMBS.  Each variable rate loan bears imputed interest in the form of a discount of 4.36%.

Forward-Looking Statements

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the consummation of the proposed Merger and the expected timing thereof, the future performance of the apartment communities, and other statements that are not historical facts, and/or statements containing words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “could”, “target(s),” “project(s),” “will,” “believe(s),” “seek(s),” “estimate(s)” and similar expressions. These statements are based on management’s current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of the Company’s control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations and those described in the forward looking statements include, but are not limited to: (1) the failure of Merger closing conditions to be satisfied, including the failure of the Company’s stockholders to approve the Merger; (2) the failure of the other parties (the “Buyer Parties”) to the merger agreement (the “Merger Agreement”) relating to the Merger to obtain the necessary financing arrangements in order to fund the merger consideration; (3) the occurrence of any effect, event, development or change that could give rise to the termination of the Merger Agreement; (4) the failure of the Merger, or any of its components, to close for any other reason; (5) in the event of default by the Buyer Parties, the $20 million guaranty that their affiliates have provided to secure their obligations may not be collectible or adequate to cover damages or the guarantors may default on their obligations under the guaranty; (6) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger and (7) such other risk factors that are set forth in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of filing of this Current Report on Form 8-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2008	BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC.

	By:	/s/ Marc N. Teal

	Name:	Marc N. Teal
	Title:	Chief Financial Officer